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JACK P. STEPHENSON
DIRECT DIAL (205) 458-5201



                                July 15, 1996


Board of Directors
MAIC Holdings, Inc.



         RE: SECURITIES AND EXCHANGE COMMISSION FORM S-8 REGISTRATION STATEMENT FOR THE MAIC HOLDINGS, INC. INCENTIVE COMPENSATION STOCK PLAN

Gentlemen:

         As counsel to MAIC Holdings, Inc. ("MAIC Holdings"), we have been requested to render the following opinion to you with regard to the legality of the securities being registered under the Registration Statement (Form S-8) pertaining to the MAIC Holdings, Inc. Incentive Compensation Stock Plan.

         In connection with this opinion, we have reviewed the following: (i) the Mutual Assurance, Inc., 1995 Stock Award Plan, as amended and changed to the MAIC Holdings, Inc. Incentive Compensation Stock Plan pursuant to that certain Amendment and Assumption Agreement between Mutual Assurance, Inc., and MAIC Holdings, Inc., dated April 8, 1996 (the "Plan"); and the Registration Statement of MAIC Holdings on Form S-8 (including all exhibits thereto) (the "Registration Statement"). In addition, we have reviewed and are familiar with the Certificate of Incorporation and Bylaws of MAIC Holdings and the minutes of the proceedings of the Board of Directors and Stockholders of MAIC Holdings.
We have also considered such matters of law as we have deemed appropriate as a basis for our opinion set forth below.

         In rendering the opinions set forth herein, we have relied upon, and assumed the accuracy of the certificates and other statements, documents, records, and papers with respect to the factual matters set forth therein, and we assume the genuineness of all signatures and the authenticity of all documents submitted to us as originals in the conformity to original documents of all documents submitted to us as certified or photostatic copies in the legal capacity of all natural persons.

         Based on the foregoing, we are of the opinion, as of the date hereof, that:

         1. MAIC Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;



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Board of Directors
July 15, 1996
Page 2


    2. The shares of MAIC Holdings Common Stock reserved for issuance under the MAIC Holdings, Inc., Incentive Compensation Stock Plan have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable.

         The law covered by the opinions expressed herein is limited to the Federal law of the United States, the law of the State of Alabama, and the corporate laws of the State of Delaware; and

         This letter may be relied upon by you only in connection with the transactions contemplated by the filing of the Registration Statement (Form S-8) and may not be used or relied upon by any other person for any purpose whatsoever, other than in connection with regulatory requirements or response to court order, without in each instance, our prior written consent.

         We consent to the reference to our firm in the Registration Statement and the related prospectus.


                                              Very truly yours,

                                              /s/ Burr & Forman

                                              BURR & FORMAN